Exhibit 99.1

Proofpoint Announces Third Quarter 2017 Financial Results

•                       Total revenue of $134.3 million, up 35% year-over-year

•                       Billings of $166.5 million, up 33% year-over-year

•                       GAAP EPS of $(0.49) per share, Non-GAAP EPS of $0.25 per share

•                       Generated operating cash flow of $44.2 million and free cash flow of $32.3 million

•                       Increasing FY17 billings, revenue and profitability guidance

SUNNYVALE, Calif., — October 19, 2017 — Proofpoint, Inc. (NASDAQ: PFPT), a leading next-generation security and compliance company, today announced financial results for the third quarter ended September 30, 2017.

“The third quarter marked another strong quarter for Proofpoint,” stated Gary Steele, chief executive officer of Proofpoint.  “Our ability to exceed expectations across all of our key operating metrics was once again driven by enterprise cloud migration, the rapidly evolving threat landscape and the company’s proven ability to identify, block, and remediate advanced threats.  The combination of ongoing traction from emerging products, robust new and add-on activity, and consistently high renewal rates positions Proofpoint to maintain momentum for the remainder of the year and into 2018.”

Third Quarter 2017 Financial Highlights

•                  Revenue: Total revenue for the third quarter of 2017 was $134.3 million, an increase of 35%, compared to $99.8 million for the third quarter of 2016.

•                  Billings: Total billings were $166.5 million for the third quarter of 2017, an increase of 33%, compared to $124.8 million for the third quarter of 2016.

•                  Gross Profit: GAAP gross profit for the third quarter of 2017 was $98.3 million compared to $72.5 million for the third quarter of 2016.  Non-GAAP gross profit for the third quarter of 2017 was $104.9 million compared to $77.2 million for the third quarter of 2016.  GAAP gross margin for the third quarter of 2017 was 73%, consistent with the third quarter of 2016.  Non-GAAP gross margin was 78% for the third quarter of 2017 compared to 77% for the third quarter of 2016.

•                  Operating Income (Loss): GAAP operating loss for the third quarter of 2017 was $(16.0) million compared to a loss of $(11.8) million for the third quarter of 2016.  Non-GAAP operating income for the third quarter of 2017 was $13.3 million compared to $10.5 million for the third quarter of 2016.

•                  Net Income (Loss): GAAP net loss for the third quarter of 2017 was $(22.0) million, or $(0.49) per share, based on 44.4 million weighted average shares outstanding.  This compares to a GAAP net loss of $(18.4) million, or $(0.44) per share, based on 42.1 million weighted average shares outstanding for the third quarter of 2016.

Non-GAAP net income for the third quarter of 2017 was $13.0 million, or $0.25 per share, based on 55.4 million weighted average diluted shares outstanding.  This compares to a non-GAAP net income of $9.4 million, or $0.19 per share, based on 54.1 million weighted average diluted shares outstanding for the third quarter of 2016.  Non-GAAP earnings per share for the third quarter of 2017 included the shares associated with the company’s convertible notes, and cash interest expense (net of tax) of $1.1 million was added back to net income as the “If-Converted” threshold during the period was achieved.

•                  Cash and Cash Flow: As of September 30, 2017, Proofpoint had cash, cash equivalents, and short term investments of $459.6 million.  The company generated $44.2 million in net cash from operations for the third quarter of 2017 compared to $27.3 million during the third quarter of 2016.  The company’s free cash flow for the quarter was $32.3 million compared to $18.0 for the third quarter of 2016.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial tables included in this press release.  An explanation of these measures and how they are calculated are also included below under the heading “Non-GAAP Financial Measures.”

“Our strong third quarter results were highlighted by revenue and billings growth of 35% and 33% year-over-year, respectively,” stated Paul Auvil, chief financial officer of Proofpoint.  “During the quarter, we were particularly pleased with our ability to exceed our profitability and free cash flow expectations while continuing to grow the top line.”

Third Quarter and Recent Business Highlights:

•                  Launched Proofpoint Domain Discover solution to proactively stop lookalike domain email attacks before they strike.

•                  Launched the integration between Proofpoint’s Email Protection and Email Fraud Defense which expands visibility, tools, and services to better protect from email fraud attacks.

•                  Successfully completed initial deployments of TAP SaaS Defense with customers around the world.

Financial Outlook

As of October 19, 2017, Proofpoint is providing guidance for its fourth quarter and increasing full year 2017 guidance as follows:

•                  Fourth Quarter 2017 Guidance: Total revenue is expected to be in the range of $138.0 million to $140.0 million.  Billings are expected to be in the range of $180.0 million to $182.0 million.  GAAP gross margin is expected to be 72%.  Non-GAAP gross margin is expected to be 77.5%.  GAAP net loss is expected to be in the range of $(28.6) million to $(25.7) million, or $(0.64) to $(0.57) per share, based on approximately 44.9 million weighted average diluted shares outstanding.  Non-GAAP net income is expected to be in the range of $9.5 to $10.5 million, or $0.19 to $0.21 per share, using 55.7 million weighted average diluted shares outstanding, and adding back the $1.1 million in cash interest expense as prescribed under the “If-Converted” method.  Free cash flow during the quarter is expected to be in the range of $25.0 million to $27.0 million, which assumes capital expenditures of approximately $13.0 million. In addition, the company has decided to transfer the intellectual property related to the FireLayers acquisition from Israel to the United States which will result in a one-time tax payment of approximately $4.0 million, which is included in our fourth quarter free cash flow guidance.

•                  Full Year 2017 Guidance: Total revenue is expected to be in the range of $508.0 million to $510.0 million.  Billings are expected to be in the range of $630.0 million to $632.0 million. GAAP gross margin is expected to be 72%.  Non-GAAP gross margin is expected to be 77%.  GAAP net loss is expected to be in the range of $(102.0) million to $(98.9) million, or $(2.31) to $(2.24) per share, based on approximately 44.1 million weighted average diluted shares outstanding.  Non-GAAP net income is expected to be in the range of $36.1 million to $37.1 million, or $0.73 to $0.75 per share, using 55.4 million weighted average diluted shares outstanding, and adding back the $4.2 million in cash interest expense as prescribed under the “If-Converted” method.  Free cash flow for the full year is expected to be in the range of $101.5 million to $103.5 million, which assumes capital expenditures of approximately $48.0 million. In addition, our free cash flow guidance includes the approximate $4.0 million impact from the intellectual property tax payment mentioned above which was not included in our previous guidance range.

•                  Full Year 2018 Guidance: Total revenue is expected to be in the range of $644.0 million to $648.0 million.  Billings are expected to be in the range of $798.0 million to $802.0 million.  Non-GAAP net income is expected to be in the range of $50.0 million to $54.0 million, or $0.96 to $1.03 per share, using 56.3 million weighted average diluted shares outstanding, and adding back the $4.2 million in cash interest expense as prescribed under the “If-Converted” method.  Free cash flow is expected to be approximately $135.0 million, which assumes capital expenditures of approximately $45.0 million for the full year.

Quarterly Conference Call

Proofpoint will host a conference call today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to review the company’s financial results for the third quarter ended September 30, 2017.  To access this call, dial (877) 795-3599 for the U.S. or Canada, or (719) 325-2177 for international callers with conference ID #2246702.  A live webcast of the conference call will be accessible from the Investors section of Proofpoint’s website at investors.proofpoint.com, and a recording will be archived and accessible at investors.proofpoint.com.  An audio replay of this conference call will also be available through November 2, 2017, by dialing (844) 512-2921 for the U.S. or Canada or (412) 317-6671 for international callers, and entering passcode #2246702.

About Proofpoint, Inc.

Proofpoint Inc. (NASDAQ:PFPT) is a leading next-generation security and compliance company that provides cloud-based solutions to protect the way people work today. Proofpoint solutions enable organizations to protect their users from advanced attacks delivered via email, social media and mobile apps, protect the information their users create from advanced attacks and compliance risks, and respond quickly when incidents occur. More information is available at www.proofpoint.com.

Proofpoint is a trademark or registered trademark of Proofpoint, Inc. in the U.S. and other countries. All other trademarks contained herein are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding momentum in the company’s business, market position, win rates and renewal rates, future growth, and future financial results. It is possible that future circumstances might differ from the assumptions on which such statements are based. Important factors that could cause results to differ materially from the statements herein include: failure to maintain or increase renewals and increased business from existing customers and failure to generate increased business through existing or new channel partner relationships; uncertainties related to continued success in sales growth and market share gains; failure to convert sales opportunities into definitive customer agreements; risks associated with successful implementation of multiple integrated software products and other product functionality; competition, particularly from larger companies with more resources than Proofpoint; risks related to new target markets, new product introductions and innovation and market acceptance thereof; the ability to attract and retain key personnel; potential changes in strategy; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organizations; the time it takes new sales personnel to become fully productive; unforeseen delays in developing new technologies and the uncertain market acceptance of new products or features; technological changes that make Proofpoint’s products and services less competitive; security breaches, which could affect our brand; the costs of litigation; the impact of changes in foreign currency exchange rates; the effect of general economic conditions, including as a result of specific economic risks in different geographies and among different industries; risks related to integrating the employees, customers and technologies of acquired businesses; assumption of unknown liabilities from acquisitions; ability to retain customers of acquired entities; and the other risk factors set forth from time to time in our filings with the SEC, including our Quarterly Report on Form 10-Q for the three months ended June 30, 2017, and the other reports we file with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from our investor relations department.  All forward-looking statements herein reflect our opinions only as of the date of this release, and Proofpoint undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Computational Guidance on Earnings Per Share Estimates

Accounting principles require that EPS be computed based on the weighted average shares outstanding (“basic”), and also assuming the issuance of potentially issuable shares (such as those subject to stock options, convertible notes, etc.) if those potentially issuable shares would reduce EPS (“diluted”).

The number of shares related to options and similar instruments included in diluted EPS is based on the “Treasury Stock Method” prescribed in Financial Accounting Standards Board (“FASB”) ASC Topic 260, Earnings Per Share (“FASB ASC Topic 260”). This method assumes a theoretical repurchase of shares using the proceeds of the respective stock option exercise at a price equal to the issuer’s average stock price during the related earnings period. Accordingly, the number of shares includable in the calculation of diluted EPS in respect of stock options and similar instruments is dependent on this average stock price and will increase as the average stock price increases.

The number of shares includable in the calculation of diluted EPS in respect of convertible senior notes is based on the “If Converted” method prescribed in FASB ASC Topic 260. This method assumes the conversion or exchange of these securities for shares of common stock. In determining if convertible securities are dilutive, the interest savings (net of tax) subsequent to an assumed conversion are added back to net earnings. The shares related to a convertible security are included in diluted EPS only if EPS as otherwise calculated is greater than the interest savings, net of tax, divided by the shares issuable upon exercise or conversion of the instrument. Accordingly, the calculation of diluted EPS for these instruments is dependent on the level of net earnings. Each series of convertible securities is considered individually and in sequence, starting with the series having the lowest incremental earnings per share, to determine if its effect is dilutive or anti-dilutive.

Non-GAAP Financial Measures

We have provided in this release financial information that has not been prepared in accordance with GAAP. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures below. As previously mentioned, a reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

We do not provide a reconciliation of full year 2018 non-GAAP financial measures to our comparable GAAP financial measures because we could not do so without unreasonable effort due to unavailability of information needed to calculate reconciling items and due to variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in 2018. When planning, forecasting and analyzing 2018, we do so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for items such as stock-based compensation, acquisition-related expenses, and litigation-related expenses, which are inherently difficult to predict with reasonable accuracy. Stock-based compensation expense, for example, is difficult to estimate because it depends on the company’s future hiring and retention needs, as well as the future fair market value of the company’s common stock, all of which are difficult to predict and subject to constant change. In addition, for purposes of setting annual guidance, it would be difficult to quantify stock-based compensation expense for the year with reasonable accuracy in the current quarter.

Non-GAAP gross profit and gross margin. We define non-GAAP gross profit as GAAP gross profit, adjusted to exclude stock-based compensation expense and the amortization of intangibles associated with acquisitions. We define non-GAAP gross margin as non-GAAP gross profit divided by GAAP revenue. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of non-cash charges that can fluctuate for Proofpoint, based on timing of equity award grants and the size, timing and purchase price allocation of acquisitions so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP gross profit and non-GAAP gross margin versus gross profit and gross margin, in each case, calculated in accordance with GAAP. For example, stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in our business. Stock-based compensation is an important part of our employees’ compensation and impacts their performance. In addition, the components of the costs that we exclude in our calculation of non-GAAP gross profit and non-GAAP gross margin may differ from the components that our peer companies exclude when they report their non-GAAP results.  Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP gross profit and non-GAAP gross margin and evaluating non-GAAP gross profit and non-GAAP gross margin together with gross profit and gross margin calculated in accordance with GAAP.

Non-GAAP operating loss. We define non-GAAP operating loss as operating loss, adjusted to exclude stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation. Costs associated with acquisitions include legal, accounting, and other professional fees, as well as changes in the fair value of contingent consideration obligations. We consider this non-GAAP financial measure to be a useful metric for management and investors because they exclude the effect of stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP operating loss versus operating loss calculated in accordance with GAAP. For example, as noted above, non-GAAP operating loss excludes stock-based compensation expense. In addition, the components of the costs that we exclude in our calculation of non-GAAP operating loss may differ from the components that our peer companies exclude when they report their non-GAAP results of operations, and some of these items are cash-based. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating loss and evaluating non-GAAP operating loss together with operating loss calculated in accordance with GAAP.

Non-GAAP net loss. We define non-GAAP net loss as net loss, adjusted to exclude stock-based compensation expense, amortization of intangibles, costs associated with acquisitions and litigation, non-cash interest expense related to the convertible debt discount and issuance costs for the convertible debt offering, and tax effects associated with these items. We consider this non-GAAP financial measure to be a useful metric for management and investors for the same reasons that we use non-GAAP operating loss. However, in order to provide a complete picture of our recurring core business operating results, we also exclude from non-GAAP net loss the tax effects associated with stock-based compensation and the amortization of intangibles and costs associated with acquisitions and litigation, and non-cash interest expense related to the convertible debt discount and issuance costs for the convertible debt offering.

In order to provide a complete picture of our recurring core business operating results, we also compute the tax effect of the adjustments used in determining our non-GAAP results by calculating an adjusted tax provision which considers the current and deferred tax impact of the adjustments.  The adjusted tax provision reflects all of the relevant impacts of the adjustments, inclusive of those items that have an impact to the effective tax rate, current provision and deferred provision.  As a result of the varying impacts of each item, the effective tax rate for the adjusted tax provision will vary period over period as compared to the GAAP tax provision. The adjusted tax provision is then compared to the GAAP tax provision, and the difference is reflected as “income tax benefit (expense)” in the reconciliation between GAAP net loss/income and Non-GAAP net loss/income.

Billings. We define billings as revenue recognized plus the change in deferred revenue from the beginning to the end of the period, but excluding additions to deferred revenue from acquisitions. We consider billings to be a useful metric for management and investors because billings drive deferred revenue, which is an important indicator of the health and visibility of our business, and has historically represented a majority of the quarterly revenue that we recognize. There are a number of limitations related to the use of billings versus revenue calculated in accordance with GAAP. Billings include amounts that have not yet been recognized as revenue, but exclude additions to deferred revenue from acquisitions. We may also calculate billings in a manner that is different from other companies that report similar financial measures. Management compensates for these limitations by providing specific information regarding GAAP revenue and evaluating billings together with revenues calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating our company is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” section of our quarterly and annual reports filed with the SEC.

Proofpoint, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Subscription	$131,038	$97,163	$360,891	$261,878
Hardware and services	3,274	2,621	9,000	6,813
Total revenue	134,312	99,784	369,891	268,691
Cost of revenue:(1)(2)
Subscription	31,211	23,987	89,895	68,867
Hardware and services	4,800	3,293	12,985	9,895
Total cost of revenue	36,011	27,280	102,880	78,762
Gross profit	98,301	72,504	267,011	189,929
Operating expense:(1)(2)
Research and development	32,477	24,493	94,389	70,734
Sales and marketing	68,518	51,467	189,704	146,654
General and administrative	13,388	8,393	36,223	41,996
Total operating expense	114,383	84,353	320,316	259,384
Operating loss	(16,082)	(11,849)	(53,305)	(69,455)
Interest expense	(5,733)	(5,920)	(17,547)	(17,529)
Other income (expense), net	829	(228)	884	(528)
Loss before provision for income taxes	(20,986)	(17,997)	(69,968)	(87,512)
Provision for income taxes	(977)	(370)	(3,410)	(812)
Net loss	$(21,963)	$(18,367)	$(73,378)	$(88,324)
Net loss per share, basic and diluted	$(0.49)	$(0.44)	$(1.67)	$(2.12)
Weighted average shares outstanding, basic and diluted	44,418	42,109	43,850	41,604

(1) Includes stock-based compensation expense as follows:
Cost of subscription revenue	$2,876	$2,080	$8,115	$5,439
Cost of hardware and services revenue	493	375	1,401	1,120
Research and development	7,803	6,019	22,597	17,498
Sales and marketing	8,943	7,174	25,070	20,710
General and administrative	5,222	4,315	15,032	12,387
Total stock-based compensation expense	$25,337	$19,963	$72,215	$57,154
(2) Includes intangible amortization expense as follows:
Cost of subscription revenue	$3,190	$2,223	$9,567	$6,458
Research and development	15	15	45	45
Sales and marketing	875	1,429	2,791	3,938
Total intangible amortization expense	$4,080	$3,667	$12,403	$10,441

Proofpoint, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	September 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$416,006	$345,426
Short-term investments	43,620	51,325
Accounts receivable, net	91,478	72,951
Inventory	457	598
Deferred product costs	1,654	1,829
Deferred commissions	21,458	21,168
Prepaid expenses and other current assets	14,380	17,498
Total current assets	589,053	510,795
Property and equipment, net	66,563	52,523
Deferred product costs	294	310
Goodwill	167,270	167,270
Intangible assets, net	49,306	61,708
Long-term deferred commissions	5,476	4,496
Other assets	8,170	4,558
Total assets	$886,132	$801,660
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,646	$15,297
Accrued liabilities	54,548	50,765
Capital lease obligations	34	32
Deferred rent	511	409
Deferred revenue	325,070	259,109
Total current liabilities	389,809	325,612
Convertible senior notes	381,149	366,541
Long-term capital lease obligations	63	91
Long-term deferred rent	3,495	2,413
Other long-term liabilities	11,215	9,008
Long-term deferred revenue	67,436	53,072
Total liabilities	853,167	756,737
Stockholders’ equity
Common stock, $0.0001 par value; 200,000 shares authorized; 44,736 and 43,015 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	4	4
Additional paid-in capital	576,446	514,034
Accumulated other comprehensive loss	—	(7)
Accumulated deficit	(543,485)	(469,108)
Total stockholders’ equity	32,965	44,923
Total liabilities and stockholders’ equity	$886,132	$801,660

Proofpoint, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Cash flows from operating activities
Net loss	$(21,963)	$(18,367)	$(73,378)	$(88,324)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,139	8,092	29,286	22,713
Loss on disposal of property and equipment	31	17	388	305
Amortization of investment premiums, net of accretion of purchase discounts	(5)	17	5	52
Stock-based compensation	25,337	19,963	72,215	57,154
Change in fair value of contingent consideration	(67)	—	(1,797)	—
Amortization of debt issuance costs and accretion of debt discount	5,603	5,248	16,491	15,516
Foreign currency transaction (gain) loss	(573)	224	(659)	259
Changes in assets and liabilities:
Accounts receivable	(15,850)	(11,570)	(18,575)	(14,869)
Inventory	40	(128)	141	55
Deferred products costs	(169)	(31)	190	404
Deferred commissions	(2,062)	(255)	(1,271)	366
Prepaid expenses	(163)	(1,936)	(1,849)	(2,469)
Other current assets	52	357	312	461
Deferred income taxes	85	144	(2,031)	(23)
Long-term assets	272	(3)	(3,438)	48
Accounts payable	(540)	(3,053)	(1,914)	2,906
Accrued liabilities	11,530	3,688	15,544	2,933
Deferred rent	360	(91)	1,184	(103)
Deferred revenue	32,158	24,970	80,326	55,613
Net cash provided by operating activities	44,215	27,286	111,170	52,997
Cash flows from investing activities
Proceeds from sales and maturities of short-term investments	22,722	34,162	78,803	103,062
Purchase of short-term investments	(29,736)	(27,491)	(71,096)	(81,233)
Purchase of property and equipment	(11,889)	(9,333)	(34,756)	(25,527)
Payment to escrow account	—	(9,645)	—	(9,645)
Receipts from escrow account	496	—	5,116	—
Acquisitions of business, net of cash acquired	—	(8,351)	—	(8,351)
Net cash used in investing activities	(18,407)	(20,658)	(21,933)	(21,694)
Cash flows from financing activities
Proceeds from issuance of common stock	3,710	4,811	16,928	15,146
Withholding taxes related to restricted stock net share settlement	(6,117)	(4,443)	(31,239)	(17,015)
Repayments of equipment loans and capital lease obligations	(9)	(8)	(25)	(24)
Holdback payments for prior acquisitions	—	—	—	(1,397)
Contingent consideration payment	(496)	—	(5,116)	—
Net cash (used in) provided by financing activities	(2,912)	360	(19,452)	(3,290)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	460	(66)	1,035	(36)
Net increase in cash, cash equivalents and restricted cash	23,356	6,922	70,820	27,977
Cash, cash equivalents and restricted cash
Beginning of period	393,001	367,332	345,537	346,277
End of period	$416,357	$374,254	$416,357	$374,254

Reconciliation of Non-GAAP Measures

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

GAAP gross profit	$98,301	$72,504	$267,011	$189,929
GAAP gross margin	73%	73%	72%	71%
Plus:
Stock-based compensation expense	3,369	2,455	9,516	6,559
Intangible amortization expense	3,190	2,223	9,567	6,458
Non-GAAP gross profit	104,860	77,182	286,094	202,946
Non-GAAP gross margin	78%	77%	77%	76%

GAAP operating loss	(16,082)	(11,849)	(53,305)	(69,455)
Plus:
Stock-based compensation expense	25,337	19,963	72,215	57,154
Intangible amortization expense	4,080	3,667	12,403	10,441
Acquisition-related expenses	(56)	464	(1,810)	586
Litigation-related expenses	—	(1,716)	—	12,941
Non-GAAP operating income	13,279	10,529	29,503	11,667

GAAP net loss	(21,963)	(18,367)	(73,378)	(88,324)
Plus:
Stock-based compensation expense	25,337	19,963	72,215	57,154
Intangible amortization expense	4,080	3,667	12,403	10,441
Acquisition-related expenses	(56)	464	(1,810)	586
Litigation-related expenses	—	(1,716)	—	12,941
Interest expense - debt discount and issuance costs	5,603	5,248	16,491	15,516
Income tax expense (1)	43	118	671	73
Non-GAAP net income	$13,044	$9,377	$26,592	$8,387
Add interest expense of convertible senior notes, net of tax (2)	1,060	1,060	3,180	—
Numerator for non-GAAP EPS calculation	$14,104	$10,437	$29,772	$8,387
Non-GAAP net income per share - diluted	$0.25	$0.19	$0.54	$0.18

GAAP weighted-average shares used to compute net loss per share, diluted	44,418	42,109	43,850	41,604
Dilutive effect of convertible senior notes (2)	7,938	7,989	7,938	—
Dilutive effect of employee equity incentive plan awards (3)	3,082	3,977	3,355	3,820
Non-GAAP weighted-average shares used to compute net income per share, diluted	55,438	54,075	55,143	45,424

(1) Due to the full valuation allowance on the Company’s U.S. deferred tax assets, there were no tax effects associated with the non-GAAP adjustments for stock-based compensation expense, costs associated with acquisitions and litigations, and non-cash interest expense related to the debt discount and issuance costs for the convertible debt offerings. Only GAAP deferred tax expenses or benefits related to the amortization of intangibles were excluded from the non-GAAP income tax expense.

(2) The Company uses the if-converted method to compute diluted earnings per share with respect to its convertible senior notes. There was no add-back of interest expense or additional dilutive shares related to the convertible senior notes where the effect was anti-dilutive.

(3) The Company uses the treasury method to compute the dilutive effect of employee equity incentive plan awards.

Reconciliation of Total Revenue to Billings

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Total revenue	$134,312	$99,784	$369,891	$268,691

Deferred revenue
Ending	392,506	280,539	392,506	280,539
Beginning	360,349	254,370	312,181	223,726
Net Change	32,157	26,169	80,325	56,813
Less:
Deferred revenue contributed by acquisitions	—	(1,200)	—	(1,200)
Billings	$166,469	$124,753	$450,216	$324,304

Reconciliation of GAAP Cash Flows from Operations to Free Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

GAAP cash flows provided by operating activities	$44,215	$27,286	$111,170	$52,997
Less:
Purchases of property and equipment	(11,889)	(9,333)	(34,756)	(25,527)
Non-GAAP free cash flows	$32,326	$17,953	$76,414	$27,470

Revenue by Solution

(In thousands)

(Unaudited)

	Three Months Ended
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016

Protection and Advanced Threat	$101,434	$90,376	$84,480	$78,698	$72,664	$64,797
Archiving, Privacy and Governance	32,878	31,953	28,770	28,107	27,120	25,107
Total revenue	$134,312	$122,329	$113,250	$106,805	$99,784	$89,904

Reconciliation of Non-GAAP Measures to Guidance

(In millions, except per share amount)

(Unaudited)

	Three Months Ending	Year Ending
	December 31,	December 31,
	2017	2017

Total revenue	$138 - $140	$508 - $510

GAAP gross profit	99.7 - 101.4	363.8 - 365.6
GAAP gross margin	72%	72%
Plus:
Stock-based compensation expense	4.1 - 3.9	14.6 - 14.3
Intangible amortization expense	3.2	12.8
Non-GAAP gross profit	107.0 - 108.5	391.2 - 392.7
Non-GAAP gross margin	77.5%	77%

GAAP net loss	$(28.6) - $(25.5)	$(102.0) - $(98.9)
Plus:
Stock-based compensation expense	28.5 - 26.6	100.7- 98.8
Intangible amortization expense	4.0	16.4
Acquisition-related expenses	—	(1.7) - (1.8)
Interest expense - debt discount and issuance costs	5.6 - 5.5	22.2 - 22.1
Income tax expense	(0.0) - (0.1)	0.5
Non-GAAP net income	$9.5 - $10.5	$36.1 - $37.1
Add interest expense of convertible senior notes, net of tax (if dilutive)	1.1	4.2
Numerator for non-GAAP EPS calculation	$10.6 - $11.6	$40.3 - $41.3
Non-GAAP net income per share - diluted	$0.19 - $0.21	$0.73 - $0.75
Non-GAAP weighted-average shares used to compute net income per share, diluted	55.7	55.4

	Three Months Ending	Year Ending
	December 31,	December 31,
	2017	2017

GAAP cash flows provided by operating activities	$38.0 - $40.0	$149.3 - $151.3
Less:
Purchases of property and equipment	(13.0)	(47.8)
Non-GAAP free cash flows	$25.0 - $27.0	$101.5 - $103.5

Media Contact

Kristy Campbell

Proofpoint, Inc.

408-517-4710

kcampbell@proofpoint.com

Investor Contacts

Jason Starr	Seth Potter
Proofpoint, Inc.	ICR for Proofpoint, Inc.
408-585-4351	646-277-1230
jstarr@proofpoint.com	seth.potter@icrinc.com